STOCK OPTION AMENDMENT AGREEMENT

This Agreement is made and entered into effective the 27th day of April, 2007 between SyntheMed, Inc. (the "Company") and the undersigned holder of options to purchase shares of the Company's common stock (the "Optionee").

WHEREAS, the Company previously granted to Optionee an option to purchase 25,148 shares of the Company's common stock at an exercise price of $0.14 per share, with an expiration date of May 31, 2007 (the "Option").

WHEREAS, the Company has entered into a formal Stock Option Agreement evidencing the Option (the "Option Agreement").

WHEREAS, the Company and the Optionee desire to amend the Option to add a cashless exercise feature, in consideration for which the Optionee has agreed that, upon exercise, the underlying shares will be subject to forfeiture under certain circumstances and not transferable for a period of one year.

NOW THEREFORE, the parties hereby agree as follows:

1. Cashless Exercise. The Option Agreement is hereby amended to permit the Optionee to satisfy its obligation to pay the exercise price through a “cashless exercise.” Upon notice to the Company by the Optionee that the Optionee exercises the Option on a “cashless” basis, the Company shall issue to the Optionee, in full satisfaction of such exercise, the number of shares of common stock determined as follows:

X = Y [(A-B)/A]

where:

X = the number of shares to be issued to the Optionee.

Y = the number of shares with respect to which the Option is being exercised.

A = the common stock closing price on the date immediately prior to the date of exercise.

B = the Option exercise price.

2. Transferability. Until the first anniversary of the date of exercise, any and all shares issued upon exercise of the Option shall not be transferable without the prior consent of the Compensation Committee of the Board of Directors, whether by sale, assignment, exchange, pledge or by operation of law except (i) pursuant to a qualified domestic relations order as defined for purposes of Employee Retirement Income Security Act of 1974, as amended, or (ii) by gift: to a member of the "Family" (as defined below) of the Optionee, to or for the benefit of one or more organizations qualifying under Code sec. 501(c)(3) and 170(c)(2)(a "Charitable Organization") or to a trust for the exclusive benefit of the Optionee, one or more members of the Optionee's Family, one or more Charitable Organizations, or any combination of the foregoing, provided that any such transferee shall enter into a written agreement to be bound by the terms of this Agreement. For this purpose, "Family" shall mean the ancestors, spouse, siblings, spouses of siblings, lineal descendants and spouses of lineal descendants of the Optionee.

The Company shall not be required to transfer on its books any of the shares issued upon exercise of the Option that shall have been sold or transferred in violation of the provisions set forth in this Agreement, or to treat any transferee to whom such shares have been so sold or transferred as a stockholder of the Company.

3. Forfeiture. Until the first anniversary of the date of exercise, any and all shares issued upon exercise of the Option shall be forfeited to the Company upon any termination of Optionee’s employment with the Company by the Optionee without “Good Reason” or by the Company for “Cause”, as those terms are defined in the Optionee’s employment agreement with the Company.

4. Stock Certificates. Any stock certificates issued for shares upon exercise of the Option shall contain the following legend:

The securities represented by this certificate are subject to restrictions on forfeiture and transferability for a period of one year from original issuance, pursuant to the terms of a Stock Option Amendment Agreement entered into by the Company with the registered owner of this certificate or the registered owner’s predecessor in interest. Copies of said agreement may be obtained upon written request to the Secretary of the Company by the registered owner hereof. These securities may be cancelled and retired by the Company in the circumstances set forth in the Stock Option Amendment Agreement, in which case this Certificate shall be null and void.

The Company will cause the foregoing legend to be removed upon request by the Optionee given at any time on or after the first anniversary of the exercise of the Option, but only if the Optionee is otherwise in compliance with the Optionee’s obligations hereunder and has satisfied or made arrangements acceptable to the Company to satisfy the Optionee’s withholding tax obligations in respect of the shares.

5. Rights as a Stockholder. Except as otherwise provided herein, the registered owner of any certificate issued in respect of shares issued upon exercise of the Option shall until forfeiture be entitled to all rights of a stockholder of the Company, including the right to vote such shares and to receive dividends and/or other distributions, if any, declared on such shares. Upon any forfeiture of such shares pursuant to the provisions of this Agreement, the Company shall be entitled to treat the forfeited as not outstanding, and the registered owner of any certificate representing such shares shall have no rights as a stockholder of the Company.

6. Entire Agreement. This Agreement, together with the Option Agreement (to the extent not expressly amended hereby), represents the entire agreement of the parties with respect to the Option and supersedes any and all previous contracts, arrangements or understandings between the parties with respect to the Option. This Agreement may be amended at any time only by means of a writing signed by the Optionee and an authorized officer of the Company.

7. Continuation of Option Agreement. Except for the changes effected hereby, no other terms or provisions of the Option Agreement have been modified as a result of this Agreement, and those terms and provisions shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated above.

SYNTHEMED, INC.

By:  /s/ Richard L. Franklin, MD

Title: Chairman of the Board

OPTIONEE

/s/ Robert P. Hickey

Robert P. Hickey